Filed Pursuant to Rule 433

Registration No. 333-210983

Issuer Free Writing Prospectus dated May 4, 2017

Relating to Preliminary Prospectus Supplement dated May 4, 2017

APPLE INC.

FINAL PRICING TERM SHEET

Floating Rate Notes due 2020

Issuer:	Apple Inc.
Principal Amount:	$500,000,000
Maturity:	May 11, 2020
Spread to LIBOR:	7 basis points
Designated LIBOR Page:	Reuters Page LIBOR 01
Index Maturity:	3 Months
Interest Reset Period:	Quarterly
Initial Interest Rate:	Three month LIBOR plus 7 bps, determined on the second London business day preceding the scheduled closing date
Price to Public:	100.000%
Interest Payment Dates:	February 11, May 11, August 11 and November 11, commencing August 11, 2017
Day Count Convention:	The actual number of days in an interest period and a 360-day year
Trade Date:	May 4, 2017
Settlement Date:	May 11, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.98 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 CT5 / US037833CT59
Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co LLC
Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Siebert Cisneros Shank & Co., L.L.C.

The Williams Capital Group, L.P.

Floating Rate Notes due 2022

Issuer:	Apple Inc.
Principal Amount:	$750,000,000
Maturity:	May 11, 2022
Spread to LIBOR:	35 basis points
Designated LIBOR Page:	Reuters Page LIBOR 01
Index Maturity:	3 Months
Interest Reset Period:	Quarterly
Initial Interest Rate:	Three month LIBOR plus 35 bps, determined on the second London business day preceding the scheduled closing date
Price to Public:	100.000%
Interest Payment Dates:	February 11, May 11, August 11 and November 11, commencing August 11, 2017
Day Count Convention:	The actual number of days in an interest period and a 360-day year
Trade Date:	May 4, 2017
Settlement Date:	May 11, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.98 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 CP3 / US037833CP38
Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co LLC
Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Siebert Cisneros Shank & Co., L.L.C.

The Williams Capital Group, L.P.

1.800% Notes due 2020 (“2020 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,000,000,000
Maturity:	May 11, 2020
Coupon:	1.800%
Price to Public:	99.898%
Interest Payment Dates:	May 11 and November 11, commencing November 11, 2017
Day Count Convention:	30/360
Benchmark Treasury:	1.500% due April 15, 2020
Benchmark Treasury Yield:	1.505%
Spread to Benchmark Treasury:	33 basis points
Yield:	1.835%
Redemption:	Apple Inc. may at its option redeem the 2020 Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2020 Fixed Rate Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 Fixed Rate Notes to be redeemed (exclusive of interest accrued to, but excluding, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2020 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.
Trade Date:	May 4, 2017
Settlement Date:	May 11, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.98 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 CS7 / US037833CS76
Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co LLC
Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Siebert Cisneros Shank & Co., L.L.C.

The Williams Capital Group, L.P.

2.300% Notes due 2022 (“2022 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,000,000,000
Maturity:	May 11, 2022
Coupon:	2.300%
Price to Public:	99.822%
Interest Payment Dates:	May 11 and November 11, commencing November 11, 2017
Day Count Convention:	30/360
Benchmark Treasury:	1.875% due April 30, 2022
Benchmark Treasury Yield:	1.888%
Spread to Benchmark Treasury:	45 basis points
Yield:	2.338%
Redemption:

Prior to April 11, 2022, Apple Inc. may at its option redeem the 2022 Fixed Rate Notes, in whole or in part, at any time or from time to time, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2022 Fixed Rate Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2022 Fixed Rate Notes to be redeemed (assuming that such notes matured on April 11, 2022), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2022 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after April 11, 2022, Apple Inc. may redeem the 2022 Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2022 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 4, 2017
Settlement Date:	May 11, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.98 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 CQ1 / US037833CQ11
Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co LLC
Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Siebert Cisneros Shank & Co., L.L.C.

The Williams Capital Group, L.P.

2.850% Notes due 2024 (“2024 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,750,000,000
Maturity:	May 11, 2024
Coupon:	2.850%
Price to Public:	99.905%
Interest Payment Dates:	May 11 and November 11, commencing November 11, 2017
Day Count Convention:	30/360
Benchmark Treasury:	2.000% due April 30, 2024
Benchmark Treasury Yield:	2.165%
Spread to Benchmark Treasury:	70 basis points
Yield:	2.865%
Redemption:

Prior to March 11, 2024, Apple Inc. may at its option redeem the 2024 Fixed Rate Notes, in whole or in part, at any time or from time to time, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2024 Fixed Rate Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2024 Fixed Rate Notes to be redeemed (assuming that such notes matured on March 11, 2024), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2024 Fixed Rate Notes) plus 12.5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after March 11, 2024, Apple Inc. may redeem the 2024 Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2024 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 4, 2017
Settlement Date:	May 11, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.98 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 CU2 / US037833CU23
Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co LLC
Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Siebert Cisneros Shank & Co., L.L.C.

The Williams Capital Group, L.P.

3.200% Notes due 2027 (“2027 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$2,000,000,000
Maturity:	May 11, 2027
Coupon:	3.200%
Price to Public:	100.000%
Interest Payment Dates:	May 11 and November 11, commencing November 11, 2017
Day Count Convention:	30/360
Benchmark Treasury:	2.250% due February 15, 2027
Benchmark Treasury Yield:	2.350%
Spread to Benchmark Treasury:	85 basis points
Yield:	3.200%
Redemption:

Prior to February 11, 2027, Apple Inc. may at its option redeem the 2027 Fixed Rate Notes, in whole or in part, at any time or from time to time, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2027 Fixed Rate Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Fixed Rate Notes to be redeemed (assuming that such notes matured on February 11, 2027), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2027 Fixed Rate Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 11, 2027, Apple Inc. may redeem the 2027 Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2027 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 4, 2017
Settlement Date:	May 11, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.98 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 CR9 / US037833CR93
Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co LLC
Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Siebert Cisneros Shank & Co., L.L.C.

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Wells Fargo Securities, LLC toll free at 1-800-645-3751, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactus.cfm.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.